CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Wednesday, May 3, 2023

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES FIRST QUARTER 2023 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB), which operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., today announced results for the first quarter of 2023.

Highlights of the First Quarter 2023 Compared to the First Quarter 2022
•First-quarter results reflect an expected continuation of soft consumer demand and retailer inventory rebalancing, which drove a 12.4% decrease in total revenue
•Operating loss was $5.1 million compared to operating income of $12.7 million in the prior-year quarter, which included a one-time $10 million insurance recovery
•Significant decreases in inventory and net debt exceeded Company expectations
•Cash flow before financing was $34.3 million compared to a use of $21.2 million, driven by lower working capital
•For the full year 2023, Hamilton Beach Brands expects total revenue to be flat to 2022

Results of the First Quarter 2023 Compared to the First Quarter 2022
Total revenue was $128.3 million compared to $146.4 million. The Company previously stated that it expected a challenging first half of 2023, particularly in the first quarter, due to the continuation of both soft consumer consumption trends and retailer inventory rebalancing. Many large retailers reduced their orders early in 2023 as they continued to rebalance inventory levels in connection with finalizing their fiscal-year 2022 results. As the first quarter unfolded, retailer order patterns rebounded to more normalized levels. Geographically, revenue decreased in the Company's U.S. and Latin American consumer markets, increased in the Mexican consumer market, and was flat in the Canadian consumer market. In the Global Commercial market, lower revenue was attributable primarily to timing of order fulfillment in the international food service market.
Gross profit was $20.9 million compared to $28.2 million. Gross profit margin was 16.3% compared to 19.3%, due to unfavorable customer and product mix and deleveraging of fixed charges. These were offset slightly by lower expenses for outside warehousing and labor compared to the prior year due to lower inventory levels.
Selling, general and administrative expenses were $25.9 million compared to $15.4 million. In the 2022 first quarter, the Company recognized a one-time $10 million insurance recovery. Excluding the insurance recovery, SG&A expenses were flat as higher personnel-related costs were offset by lower outside services and legal expenses.
Operating loss was $5.1 million compared to operating income of $12.7 million, which included the insurance recovery.
Interest expense, net increased to $1.3 million compared to $0.7 million, due primarily to higher interest rates, partially offset by decreased average borrowings outstanding under the Company's revolving credit facility.

Net loss was $4.8 million, or $0.34 per diluted share, compared to net income of $7.2 million, or $0.51 per diluted share.

Cash Flow and Debt
For the three months ended March 31, 2023, net cash provided by operating activities was $34.9 million compared to cash used for operating activities of $20.8 million in the prior year primarily due to net working capital, which provided cash of $39.9 million in 2023 compared to a use of cash of $24.9 million in 2022. Trade receivables provided net cash of $25.3 million during 2023 compared to $15.5 million provided in the prior year. Net cash provided by inventory and accounts payable combined was $14.6 million in 2023 compared to $40.4 million used in 2022.
During the first quarter of 2023, the Company continued to effectively manage inventory levels and significantly reduced debt. On March 31, 2023, net debt, or debt minus cash and cash equivalents, was $77.1 million compared to $118.3 million on March 31, 2022, due to significantly decreased net working capital, and compared to $110.0 million on December 31, 2022.

Outlook
For the full year 2023, the Company expects revenue to be flat with 2022. At this time, revenue in the second half of 2023 is expected to increase modestly. The Company is pleased with its progress in securing incremental placements and promotions for the second half while uncertainties remain regarding consumer and retailer purchasing patterns. Revenue in the first half of 2023 is expected to decrease moderately. Sales of commercial products are expected to increase in 2023, although at a lower growth rate compared to 2022, when sales were driven by a robust rebound from pandemic-driven softness in the food service and hospitality industries. The Company's online business continues to be strong.
Over the past two years, the Company has successfully navigated many challenges that were related to the pandemic and supply chain disruptions. Throughout that period, Hamilton Beach Brands continued to invest in the development of innovative products and expand its brand portfolio. In 2023 and beyond, the Company believes it is well positioned to benefit from those investments.
Hamilton Beach Brands is an industry leader with many competitive advantages. Its diversified brand and product portfolio provides numerous offerings to value-tier consumers and includes the opportunity to capture potential trade-down during times of economic downturn. Its premium products also provide exposure to high-income consumers, whose buying patterns are not as influenced by price considerations. The Company expects to benefit from its growing participation in the global commercial market. The Company began to focus on the Home Health and Wellness market in the past few years and believes this initiative will begin to have a positive impact on its results in 2023.
Gross profit margin is expected to return to its historical range as the second half of 2023 unfolds. SG&A expenses, excluding the $10 million insurance recovery in 2022, are expected to increase moderately due to higher employee-related costs as well as investments in new products advertising and additional staff to support the direct sales of the Company's commercial products in international markets. Operating profit for the full year 2023 is expected to increase compared to 2022, excluding the $10 million insurance recovery.
Interest expense in 2023 is expected to increase compared to 2022 due to higher rates. Capital expenditures in 2023 are expected to be $4 million to $5 million. Cash flow before financing in 2023 is expected to increase significantly compared to 2022 as a result of improvements in net working capital. The Company's outlook could change if consumer demand or retailer replenishment orders are softer than currently expected.
The Company expects continued progress with its strategic initiatives to drive revenue growth, expand operating margin and generate strong cash flow over time. The initiatives are focused on increasing sales of innovative, higher priced, higher margin products in the Company's core North American market. In addition to commercial products, focus areas include the premium products market and the home health and wellness market. The Company is also focused on driving growth of its flagship brands, Hamilton Beach® and Proctor Silex®, accelerating its digital transformation, and leveraging partnerships and acquisitions. Following is a summary of each initiative.

Lead in the Global Commercial Market: This initiative is focused on securing new business and increasing sales with existing customers that operate in the food service and hospitality industries throughout the world. Continuing to develop products that create a competitive advantage in the Company's core blending and mixing categories, as well as expanding into new categories organically, is the cornerstone of the strategy. The Company is also investing in longer term strategies such as ecommerce, digital marketing, the expansion of international markets, and driving new category and channel growth. Identifying strategic partnership opportunities in this market is also a key focus.
Gain Share in the Premium Market: The Company continues to develop, license and acquire brands to increase its participation in the premium market. New products and digital marketing support underpin the strategy to grow this business. New Bartesian® cocktail machine duet and professional models introduced in 2022 are expected to contribute to the continued success of this premium brand. In March 2023, Hamilton Beach Brands announced an agreement to provide the next generation of specialty appliances for use with Numilk® powdered ingredients to create a variety of fresh non-dairy milk products on demand in consumer homes and in commercial establishments. Hamilton Beach Brands and Numilk are in the product design and engineering phase and expect to launch the new appliances in early 2024.
Expand in Home Health and Wellness: The Company has taken many steps to introduce new products as it aims to achieve meaningful dollar and share participation in the large and fast-growing home health and wellness market. The Smart Sharps BinTM from Hamilton Beach Health® powered by HealthBeacon® for at-home injection care management was introduced in the U.S. in 2022. The system is FSA, HSA, Medicare and Medicaid eligible, supporting increased adoption. New agreements with specialty pharmacies are also expected to drive sales in 2023. Six CloroxTM True HEPA air purifiers and replacement filters were launched in 2022 under a trademark licensing agreement. In addition to tabletop, medium room and large room sizes, an extra-large room model is planned for 2023. Also under a trademark licensing agreement, the Brita HubTM countertop electric water filtration appliance was launched in early 2023, creating a new category, and initial consumer response is favorable.
Drive Core Growth: This initiative is focused on driving the growth of the Company's flagship Hamilton Beach® and Proctor Silex® brands, including key category and channel strategies. Both brands have a long history of consumer trust, based on quality, durability and innovative solutions. In 2022, product development teams delivered 40 new consumer product platforms in high-demand categories that are expected to benefit 2023 results. New products are supported by digital marketing, social media advertising and influencer marketing. Hamilton Beach® continues to be the #1 small kitchen appliance brand in the USA based on units sold. The Company continues to reposition its Proctor Silex® brand as "Simply Better." After converting several direct markets to licensing partnerships beginning in 2021, the Company continues to build out licensing partnerships globally.
Accelerate Digital Transformation: The Company has a well-developed ecommerce capability and continues its investments to gain share in ecommerce markets for consumer and commercial products. The Company collaborates closely with omni-channel and online-only retail customers to leverage the fast-paced changes in the ecommerce channel and increase awareness and sell-through of its products. The Company focuses on robust digital marketing that includes online product content, search optimization and advertising, attracting favorable reviews and strong star ratings, and social media strategies. The Company's consumer products earned an average 4.3-star rating in 2022 and five of its 10 brands were rated 4.5 stars or higher. The Company's new U.S. distribution center includes a state-of-the art capability to ship small packages directly to consumers in partnership with retail customers.
Leverage Partnerships and Acquisitions: This initiative is focused on identifying and securing businesses with a strategic fit to the Company's portfolio. Hamilton Beach Brands is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances and acquisitions that would drive growth in all its markets.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, May 4, 2023, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir®, and Hamilton Beach Health®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. Hamilton Beach Brands has exclusive multiyear agreements to design, sell, market and distribute Bartesian® premium cocktail delivery machines, the Smart Sharps BinTM from Hamilton Beach Health® powered by HealthBeacon®, and specialty appliances to create Numilk® non-dairy fresh milk on demand. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand, (2) the Company’s ability to successfully manage constraints throughout the global transportation supply chain, (3) uncertain or unfavorable global economic conditions; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of sourced products, (8) delays in delivery of sourced products, (9) changes in or unavailability of quality or cost effective suppliers, (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products, (11) the impact of tariffs on customer purchasing patterns, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of, changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company's products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (17) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. Furthermore, the future impact of unfavorable economic conditions, including inflation, rising interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, the Company cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on its business, results of operations, cash flows and financial position.
*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2023	2022
	(In thousands, except per share data)
Revenue	$128,252	$146,351
Cost of sales	107,342	118,121
Gross profit	20,910	28,230
Selling, general and administrative expenses	25,919	15,433
Amortization of intangible assets	50	50
Operating profit (loss)	(5,059)	12,747
Interest expense, net	1,269	733
Other expense (income), net	16	1,466
Income (loss) before income taxes	(6,344)	10,548
Income tax expense (benefit)	(1,567)	3,375
Net income (loss)	$(4,777)	$7,173

Basic and diluted earnings (loss) per share	$(0.34)	$0.51

Basic weighted average shares outstanding	14,073	14,061
Diluted weighted average shares outstanding	14,073	14,092

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31 2023	DECEMBER 31 2022	MARCH 31 2022
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$2,218	$928	$1,022
Trade receivables, net	90,310	115,135	104,230
Inventory	131,542	156,038	195,555
Prepaid expenses and other current assets	11,618	12,643	25,639
Total current assets	235,688	284,744	326,446
Property, plant and equipment, net	27,216	27,830	29,555
Right-of-use lease assets	42,652	44,000	46,165
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,442	1,492	1,642
Deferred income taxes	3,047	3,117	3,221
Deferred costs	14,371	14,348	19,085
Other non-current assets	5,938	7,166	4,298
Total assets	$336,607	$388,950	$436,665
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$51,261	$61,759	$103,367
Accrued compensation	13,464	11,310	13,709
Accrued product returns	5,551	6,474	5,094
Lease liabilities	5,918	5,875	5,105
Other current liabilities	12,072	16,150	16,229
Total current liabilities	88,266	101,568	143,504
Revolving credit agreements	79,333	110,895	119,302
Lease liabilities, non-current	45,317	46,801	49,673
Other long-term liabilities	5,262	5,152	11,028
Total liabilities	218,178	264,416	323,507
Stockholders' equity
Class A Common stock	111	107	105
Class B Common stock	36	38	39
Capital in excess of par value	65,803	65,008	62,349
Treasury stock	(8,939)	(8,939)	(5,960)
Retained earnings	74,001	80,238	66,534
Accumulated other comprehensive loss	(12,583)	(11,918)	(9,909)
Total stockholders' equity	118,429	124,534	113,158
Total liabilities and stockholders' equity	$336,607	$388,950	$436,665

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2023	2022
	(In thousands)
Operating activities
Net income (loss)	$(4,777)	$7,173
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,004	1,154
Deferred income taxes	—	(555)
Stock compensation expense	797	764
Brazil foreign currency loss	—	2,085
Other	(220)	121
Net changes in operating assets and liabilities:
Trade receivables	25,292	15,547
Inventory	25,030	(12,069)
Other assets	1,082	(8,924)
Accounts payable	(10,392)	(28,349)
Other liabilities	(2,942)	2,298
Net cash provided by (used for) operating activities	34,874	(20,755)
Investing activities
Expenditures for property, plant and equipment	(464)	(406)
Other	(150)	—
Net cash provided by (used for) investing activities	(614)	(406)
Financing activities
Net additions (reductions) to revolving credit agreements	(31,567)	22,406
Cash dividends paid	(1,460)	(1,392)
Net cash provided by (used for) financing activities	(33,027)	21,014
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	57	74
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	1,290	(73)
Balance at the beginning of the period	1,905	2,150
Balance at the end of the period	$3,195	$2,077

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$2,218	$1,022
Restricted cash included in prepaid expenses and other current assets	62	64
Restricted cash included in other non-current assets	915	991
Total cash, cash equivalents, and restricted cash	$3,195	$2,077